Exhibit 23.5

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement No. 333-168509 on Form S-3 of Chesapeake Energy Corporation of all references to our firm and information from our reserves report dated February 2, 2011, entitled “Chesapeake Energy Corporation Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests SEC Parameters as of December 31, 2010”, included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 1, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RYDER SCOTT COMPANY, L.P.
Ryder Scott Company, L.P.
TBPE Registration No. F-1580

Houston, Texas

February 13, 2012